Exhibit 10.35

July 10, 2019

Mr. Matthew Tenorio

Dear Matt,

I am pleased to provide you this offer to join Everspin Technologies, Inc. as Manufacturing Finance Controller, reporting to Jeff Winzeler, Chief Financial Officer.

Your annual base salary to start will be $187,500.00 annually, payable bi-weekly, and subject to deductions for taxes and other withholdings as required by US law or the policies of the company.

Upon approval by the Everspin Board of Directors, you will receive 15,000 shares of Everspin Technologies, Inc., stock options subject to the Everspin Stock Option Plan. The stock options will vest over a 4-year period as follows: an initial 25% of the shares shall become exercisable on the first anniversary of the date of grant and an additional 1148th exercisable each month thereafter until all such shares will have vested. This grant is subject to repurchase, transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.  You will also receive 3750 Everspin Restricted Stock Units. These RSU's vest at the rate of 25% per year on the anniversary date of the grant. Due to the taxable nature of Restricted Stock Units, there is a sell to cover provision requirement with the RSU's to cover tax liability at each vesting date. These grants are subject to continued employment with Everspin,  transferability restrictions, and such other terms as may be set forth in the Everspin Stock Option Plan or your individual stock option agreement.

You will also be eligible to participate in the Director Bonus Program with a target eligibility of up to 25% of your annual base pay.

Benefits: The detailed components of the Company's benefit plan are attached.  Major benefits include:

•	Comprehensive Medical, Dental, and Vision Care Coverage
•	Prescription Drug Program
•	Short-term and Long-term Disability Coverage
•	Flexible Spending Accounts and Health Savings Accounts
•	Supplemental Life and Disability Insurance
•	401(k) participation (if eligible)
•	Paid Time Off and Holidays, consistent with Company policy
•	Eligibility to participate in Everspin’s Employee Stock Purchase Plan

5670 W. Chandler Blvd., Chandler, AZ. 85228	(480) 814-4170 - Fax (480) 814-2170

Your employment with Everspin Technologies is "at will", meaning that you may terminate your employment at any time and for any reason whatsoever.  likewise, Everspin Technologies may terminate your employment at any time and for any reason, with or without cause or advance notice.

Other Arrangements: This offer of employment is contingent on your agreement to and execution of an Employee Proprietary Information and Inventions Assignment Agreement (copy attached), and successfully passing a criminal background investigation. This offer will terminate if not accepted in writing by _ (5 days from issuance) , 2019.

This offer is considered accepted with your signature below. We welcome you to Everspin Technologies, Inc., and are excited about the contribution you can make to its success.

Sincerely,

/s/ Jim Everett
Jim Everett
Vice President of Global Human Resources
Everspin Technologies, Inc.

Accepted;

/s/ Matthew Tenorio	07/11/2019
Matthew Tenorio	Date

Anticipated Start Date: 07/22/2019

5670 W. Chandler Blvd., Chandler, AZ. 85228	(480) 814-4170 - Fax (480) 814-2170